Exhibit 99.1

Olema Oncology Reports Fourth Quarter and Full Year 2025 Financial and Operating Results

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On-track to report top-line data in the fall of 2026 from the pivotal Phase 3 OPERA-01 trial of palazestrant as a monotherapy in patients with 2/3L ER+/HER2- metastatic breast cancer
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Advanced enrollment in the OPERA-02 pivotal Phase 3 trial of palazestrant in combination with ribociclib in patients with frontline ER+/HER2- metastatic breast cancer
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Initiated the Phase 1b/2 study of palazestrant in combination with Pfizer’s novel CDK4 inhibitor, atirmociclib, in patients with ER+/HER2- metastatic breast cancer
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Continued enrollment in the Phase 1 clinical study of OP-3136 in breast cancer and other solid tumors, with initial clinical data expected in Q2 2026
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Generated $218.5 million in gross proceeds from a follow-on public offering, further strengthening the Company’s balance sheet; ended 2025 with $505.4 million in cash, cash equivalents, and marketable securities
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Transformation into a fully-integrated oncology company underway in preparation for the Company’s first potential commercial launch in late 2027

SAN FRANCISCO, March 16, 2026 (Globe NewsWire) – Olema Pharmaceuticals, Inc. (“Olema” or “Olema Oncology”, Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of targeted therapies for breast cancer and beyond, today reported financial and operating results for the fourth quarter and full year ended December 31, 2025.

“2025 was a year of strong execution across the business as we advanced palazestrant as a differentiated endocrine therapy across multiple regimens, highlighted by continued enrollment and strong investigator interest in our OPERA-01 and OPERA-02 trials,” said Sean P. Bohen, M.D., Ph.D., President and Chief Executive Officer of Olema Oncology. “Our earlier-phase combination studies with palazestrant continue to advance and we are pleased to have initiated a Phase 1b/2 study with atirmociclib in collaboration with Pfizer, further demonstrating palazestrant’s potential as the combination endocrine therapy of choice in the metastatic setting.”

Bohen continued, “In November, we strengthened our balance sheet through a public offering that generated gross proceeds of approximately $218.5 million, enabling us to fund operations through numerous expected value-creating events with palazestrant. With initial clinical results from OP-3136 anticipated in Q22026, top-line data from OPERA-01 expected in the fall of this year, and commercial launch preparations underway for a potential approval in late 2027, we are entering an exciting chapter in Olema’s history. We remain focused on transforming the metastatic breast cancer treatment paradigm and delivering meaningful new treatment options to patients living with breast cancer and beyond.”

Recent Progress

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Initiated the Phase 1b/2 study evaluating palazestrant in combination with atirmociclib in estrogen receptor-positive, human epidermal growth factor receptor 2-negative (ER+/HER2-) metastatic breast cancer in collaboration with Pfizer.

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Presented a trial-in-progress poster for the pivotal Phase 3 OPERA-02 trial evaluating palazestrant in combination with ribociclib in frontline ER+/HER2- advanced or metastatic breast cancer at the San Antonio Breast Cancer Symposium (SABCS) 2025.
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Continued enrollment in the Phase 1 study evaluating the safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary efficacy of OP-3136, as a monotherapy and in combination with fulvestrant and palazestrant, in participants with advanced solid tumors.
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Completed an underwritten public offering of an aggregate of 11,500,000 shares of common stock, including the full exercise of the underwriters’ option to purchase additional shares, resulting in gross proceeds of approximately $218.5 million, before deducting underwriting discounts and commissions and estimated offering expenses.

Anticipated Upcoming Events

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Report initial clinical results for OP-3136 in Q2 2026 at a major medical conference.
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Report top-line data from the pivotal Phase 3 OPERA-01 trial of palazestrant as a monotherapy in second- and third-line (2/3L) ER+/HER2- metastatic breast cancer in the fall of 2026.

Fourth Quarter and Full Year 2025 Financial Results

Cash, cash equivalents, and marketable securities as of December 31, 2025, were $505.4 million.

Net loss for the quarter and year ended December 31, 2025 was $46.1 million and $162.5 million, respectively, as compared to $33.6 million and $129.5 million for the quarter and year ended December 31, 2024, respectively. The increase in net loss for the fourth quarter was primarily related to increased spending on clinical development and research activities as a result of late-stage clinical trials for palazestrant, and the advancement of OP-3136, partially offset by higher interest income earned from marketable securities.

GAAP research and development (R&D) expenses were $43.2 million and $157.7 million for the quarter and year ended December 31, 2025, respectively, as compared to $32.3 million and $124.5 million for the quarter and year ended December 31, 2024. The increase in R&D expenses was primarily related to increased spending on clinical operations and development-related activities as Olema continues to advance palazestrant through late-stage clinical trials and OP-3136 in early-stage clinical studies, and personnel-related costs, partially offset by a decrease in non-cash stock-based compensation expense.

Non-GAAP R&D expenses were $40.6 million and $145.5 million for the quarter and year ended December 31, 2025, respectively, excluding $2.6 million and $12.2 million non-cash stock-based compensation expense. Non-GAAP R&D expenses were $27.7 million and $108.0 million for the quarter and year ended December 31, 2024, respectively, excluding $4.6 million and $16.5 million non-cash stock-based compensation expense, respectively. A reconciliation of GAAP to non-GAAP financial measures used in this press release can be found at the end of this press release.

GAAP G&A expenses were $6.9 million and $21.0 million for the quarter and year ended December 31, 2025, respectively, as compared to $4.5 million and $17.7 million for the quarter and year ended December 31, 2024. The increase in G&A expenses was primarily due to increased spending on corporate-related costs.

Non-GAAP G&A expenses were $5.2 million and $15.6 million for the quarter and year ended December 31, 2025, respectively, excluding $1.7 million and $5.4 million non-cash stock-based compensation expense, respectively. Non-GAAP G&A expenses were $2.8 million and $11.7 million for the quarter and year ended December 31, 2024, excluding $1.7 million and $6.0 million non-cash stock-based compensation expense, respectively. A reconciliation of GAAP to non-GAAP financial measures used in this press release can be found at the end of this press release.

About Olema Oncology

Olema Oncology is a clinical-stage biopharmaceutical company committed to transforming the standard of care and improving outcomes for patients living with breast cancer and beyond. Olema is advancing a pipeline of novel therapies by leveraging our deep understanding of endocrine-driven cancers, nuclear receptors, and mechanisms of acquired resistance. Our lead product candidate, palazestrant (OP-1250), is a proprietary, orally available complete estrogen receptor (ER) antagonist (CERAN) and a selective estrogen receptor degrader (SERD), currently in two Phase 3 clinical trials. In addition, Olema is developing OP-3136, a potent lysine acetyltransferase 6 (KAT6) inhibitor, now in a Phase 1 clinical study. Olema is headquartered in San Francisco and has operations in Cambridge, Massachusetts. For more information, please visit www.olema.com.

About Palazestrant (OP-1250)

Palazestrant (OP-1250) is a novel, orally available small molecule with dual activity as both a complete estrogen receptor antagonist (CERAN) and selective estrogen receptor degrader (SERD). It is currently being investigated in patients with recurrent, locally advanced or metastatic ER-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) breast cancer. In clinical studies, palazestrant completely blocks ER-driven transcriptional activity in both wild-type and mutant forms of metastatic ER+ breast cancer and has demonstrated anti-tumor efficacy along with attractive pharmacokinetics and exposure, favorable tolerability, central nervous system penetration, and combinability with cyclin-dependent kinase 4/6 (CDK4/6) inhibitors. Palazestrant has been granted U.S. Food and Drug Administration (FDA) Fast Track designation for the treatment of ER+/HER2- metastatic breast cancer that has progressed following one or more lines of endocrine therapy with at least one line given in combination with a CDK4/6 inhibitor. It is being evaluated as a single agent in the ongoing pivotal Phase 3 clinical trial, OPERA-01, and in combination with ribociclib in the ongoing pivotal Phase 3 clinical trial, OPERA-02. Palazestrant is also being evaluated in multiple Phase 1/2 studies in combination with ribociclib, palbociclib, alpelisib, everolimus, and atirmociclib.

About OP-3136

OP-3136 is a novel, orally available small molecule that potently and selectively inhibits lysine acetyltransferase 6 (KAT6), an epigenetic target that is dysregulated in breast and other cancers. In preclinical studies, OP-3136 has demonstrated significant anti-proliferative activity in ER+ breast cancer models and is combinable and synergistic with endocrine therapies including palazestrant and cyclin-dependent kinase 4/6 (CDK4/6) inhibitors. The Investigational New Drug (IND) application for OP-3136 was cleared by the U.S. Food and Drug Administration (FDA) in December 2024 and patients are currently enrolling in the Phase 1 clinical study.

Non-GAAP Financial Information

The results presented in this press release include both GAAP information and non-GAAP information. As used in this release, non-GAAP R&D expense is defined by Olema as GAAP R&D expense excluding stock-based compensation expense, and non-GAAP G&A expense is defined by Olema as GAAP G&A expense excluding stock-based compensation expense. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “could,” “expect,” “goal,” “intend,” “may,” “on track,” “potential,” “upcoming,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to timelines for enrollment for current clinical studies and for the receipt and presentation of results of clinical trials of palazestrant and OP-3136 each as a monotherapy and in combination trials, the timeline for potential approval and related commercial launch preparations, Olema’s financial condition and resources, results of operations, cash position, cash runway, and balance sheet strength, Olema’s potential commercial capabilities and timelines, the potential for palazestrant to become a differentiated endocrine therapy across multiple regimens, the potential for palazestrant to become a combination agent of choice in the metastatic setting, Olema’s ability to transform the breast cancer paradigm and ability to deliver meaningful new treatment options to patients living with breast cancer and beyond, Olema’s transformation into a fully-integrated oncology company, and the potential beneficial characteristics including but not limited to safety, tolerability, activity, efficacy and therapeutic effects of palazestrant or OP-3136, the combinability of palazestrant or OP-3136 with other drugs, including in the metastatic setting. Because such statements deal with future events and are based on Olema’s current expectations, they are subject to various risks and uncertainties, and actual results, performance, or achievements of Olema could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in the section titled “Risk Factors” in Olema’s Annual Report on Form 10-K for the year ended December 31, 2025, and future filings and reports that Olema makes from time to time with the U.S. Securities and Exchange Commission. Except as required by law, Olema assumes no obligation to update these forward-looking statements, including in the event that actual results differ materially from those anticipated in the forward-looking statements.

Media and Investor Relations Contact

Courtney O’Konek

Vice President, Corporate Communications

Olema Oncology

media@olema.com